REEBOK INTERNATIONAL LTD.
(Amounts in thousands, except per share data)

Exhibit 11 - Statement RE: Computation of Per Share Earnings

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                                            1994           1993           1992
                                            ____           ____           ____

Primary
_______

Average shares outstanding                82,228         86,462         90,742

Net effect of dilutive stock options       2,083          1,886          1,955
                                         _______        _______        _______

Total                                     84,311         88,348         92,697
                                         =======        =======        =======

Net income                              $254,478       $223,415       $114,818
                                         =======        =======        =======

Per share amount                           $3.02          $2.53          $1.24
                                         =======        =======        =======



Fully Diluted
_____________

Average shares outstanding                82,228         86,462         90,742

Net effect of dilutive stock options       2,455          1,911          2,277
                                         _______        _______        _______

Total                                     84,683         88,373         93,019
                                         =======        =======        =======

Net income                              $254,478       $223,415       $114,818
                                         =======        =======        =======

Per share amount                           $3.01          $2.53          $1.23
                                         =======        =======        =======
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